                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                  AMERON, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                   JOAN HAGUE
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[LOGO]

                                  AMERON, INC.
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

The Annual Meeting of Stockholders of Ameron, Inc., a Delaware corporation (the "Company") will be held at the Pasadena Hilton Hotel, 150 South Los Robles Ave., Pasadena, California, on Monday, March 28, 1994 at 10:00 a.m. for the following purposes:

    1. To elect four directors, one to hold office for a term of two years and three to hold office for a term of three years or until their successors are elected and qualified.

    2. To ratify the appointment of Arthur Andersen & Co. as independent public accountants of the Company for fiscal year 1994.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 9, 1994 as the record date for the determination of Stockholders entitled to vote at this meeting and any adjournments thereof.

YOUR VOTE IS IMPORTANT

Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for the meeting to be held.
Whether you expect to attend the Annual Meeting or not, your proxy vote is important.

PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.

                                          JAVIER SOLIS
                                          SECRETARY
FEBRUARY 22, 1994

                                  AMERON, INC.
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101
                               FEBRUARY 22, 1994
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameron, Inc. (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to Stockholders on or about February 22, 1994. The solicitation is made on behalf of the Company by its Board of Directors and the cost of solicitation will be borne by the Company.

Your are requested to sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to exercise thereof but if not revoked will be voted. A proxy can be revoked by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed and if no instruction is given, will be voted FOR the election of directors and FOR each of the proposals described herein. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

The record date for the determination of Stockholders entitled to vote at the Annual Meeting is February 9, 1994. On such date, there were issued, outstanding and entitled to vote at the Annual Meeting, 3,893,748 shares of Common Stock of the Company (the "Common Stock"). Every Stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that Stockholders may cumulate their votes in the election of Directors. See "Election of Directors." Common Stock is the only class of voting stock outstanding.

Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the four nominees receiving the greatest number of votes cast will be elected directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for the ratification of the appointment of Arthur Andersen & Co. as independent public accountants of the Company for fiscal year 1994.

For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.

                             ELECTION OF DIRECTORS

The Bylaws of the Company provide for nine (9) directors, divided into three classes. Four directors are to be elected at the 1994 Annual Meeting. Each of the nominees, except James S. Marlen, was elected to his present term of office at Ameron's 1991 Annual Meeting of Stockholders and will serve as directors for a term expiring at the 1997 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Mr. Marlen was elected to the Company's Board of Directors effective June 1993 when he joined Ameron as Chief Executive Officer and President. At that time, the number of authorized directors was increased from eight to nine. Mr. Marlen will join Donald H. Albrecht and Victor K. Atkins as a Class I director and will serve as a director for a term expiring at the 1996 Annual Meeting of Stockholders or until his successor has been elected and qualified. The persons appointed as proxy holders in the enclosed form of proxy will, unless authority is withheld, vote for the election of the four nominees proposed by the Board of Directors, all of whom are presently directors of the Company or, in their discretion cumulate votes in favor of one or more of such nominees. All of the nominees have consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board of Directors.

Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by the stockholder, or to distribute such votes to one or more nominees, as the stockholder sees fit.

The following information shows for each of the four incumbent nominees proposed by the Board of Directors for election to the office of director at this year's Annual Meeting, and for each director whose term continues, his name, age, and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on, the period during which such person has served as a director of the Company, the year in which each continuing director's present term as director expires and directorships held in other companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

                           1994 NOMINEES FOR DIRECTOR

JOHN F. KING. Consultant, Union Bank of Switzerland. Formerly Chairman of the Board and Chief Executive Officer, World Trade Bank. Age 60. He has been a director of the Company since 1986.

JAMES S. MARLEN. President and Chief Executive Officer, Ameron, Inc. since June 1993. Formerly Vice President, GenCorp Inc. and President, GenCorp Polymer Products, a subsidiary of GenCorp Inc. of Akron, Ohio since 1988. Age 52. He has been a director of the Company since 1993.

WILLIAM I. MCKAY. Retired Group Vice President and Director, Fluor Corporation, an international construction and engineering firm with which he served in a succession of executive positions since 1954. Age 73. He has been a director of the Company since 1985.

RICHARD J. PEARSON. Retired President, Chief Operating Officer, Avery Dennison Corporation, manufacturer of self-adhesive products. Director of ESCORP; Optical Radiation Corporation; and Ducommun, Inc. Age 68. He has been a director of the Company since 1981.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 1995 ANNUAL MEETING

LAWRENCE R. TOLLENAERE. Chairman of the Board, Ameron, Inc., with which he has been employed in a succession of executive capacities since 1950. Director of Avery Dennison Corporation; Newhall Land and Farming Company; Pacific Mutual
Life Insurance Company and The Parsons Corporation. Age 71. He has been a director of the Company since 1962.

ROBERT TOXE. Honorary President of the Supervisory Board of Societe Des Tuyaux Bonna with which he was formerly President and Managing Director. Director of Societe Des Tuyaux Bonna; Sateba; G.T.I.E.; Enterprise Garczynski et Traploir; Societe Maille & Vagneux Seperef-Tmp; Sade; Enterprise Fournie Grosaud et Cie; Sahide; Sociedad Tubo Fabrega (Spain). Age 70. He has been a director of the Company since 1988.

F. H. FENTENER VAN VLISSINGEN. President and Executive Director, Flint Holding N.V., St. Marrten, Netherlands Antilles, a private investment company. Director of SHV Holdings N.V., St. Maarten Netherlands Antilles, of which Company he was Chief Executive Officer from 1975 to 1984. Also Director of AKZO N.V.; Koninklijke Gist-Brocades N.V.; CSM N.V.; N.V. Samenwerkende Elektriciteits-Produktiebedrijven; Draka Holding N.V.; Lips United B.V.; ABN AMRO Holding N.V.; Unilever N.V. all in The Netherlands; Unilever PLC in the U.K. and Disfood Holding A.G. in Switzerland. Age 60. He has been a director of the Company since 1972.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL MEETING

DONALD H. ALBRECHT. President and Chief Executive Officer, The Terramics Companies and Rivermeadows Corporation, real estate investment and development firms. Age 65. He has been a director of the Company since 1982.

VICTOR K. ATKINS. Retired President, Lips Propellers, Inc. manufacturer of marine equipment. Director of Smith Barney Shearson World Funds. Age 72. He has been a director of the Company since 1965.

                          THE BOARD AND ITS COMMITTEES

The Board has standing committees, with duties and with 1993 membership and number of meetings for each as shown below. In addition to the membership shown, Lawrence R. Tollenaere is an ex-officio member of all committees; however, he does not vote in the actions of the Compensation and Stock Option Committee (nor the Board of Directors) with respect to stock options or matters pertaining to his own compensation.

AUDIT COMMITTEE                               Two meetings held during 1993
  MEMBERS:
    Donald H. Albrecht, Chairman
    John F. King
    Robert Toxe
    F. H. Fentener van Vlissingen
  FUNCTIONS  of the Audit Committee, all of  whose actions are subject to approval by the Board, are: Approve selection  of independent public accountants; review  and approve accounting principles, policies, and practices; scope of annual audit and audit arrangements; results of annual audit and the content and form of financial reports  to be  included in  Annual Report  to Stockholders;  and suggestions for improvements in accounting procedures and  internal controls made by  independent public accountants after completion of the annual audits.
COMPENSATION AND STOCK OPTION COMMITTEE       Two meetings held during 1993
  MEMBERS:
    Richard J. Pearson, Chairman
    Victor K. Atkins
    William I. McKay
  FUNCTIONS  of the Compensation and Stock Option Committee, all of whose actions are subject to approval by the Board, are:  Review and approve salary ranges for  top managerial  and executive positions; approve  salary rates for corporate officers and recommend salary rates for the Chief Executive Officer and President; approve management incentive compensation plan and  top management awards thereunder  and
    any   contingent  compensation  plans   of  the  Company;   fix  total  incentive
    compensation appropriation  annually;  administer  stock option  plans  and  make grants thereunder.
EXECUTIVE COMMITTEE                           No meetings held during 1993
  MEMBERS:
    Donald H. Albrecht
    James S. Marlen
    Richard J. Pearson
    Lawrence R. Tollenaere
  FUNCTIONS  of the Executive Committee, all of whose actions are subject to approval by the Board,  are: Exercise, between  the meetings  of the Board  and while  the
    Board is not in session, those duties of the Board of Directors in the management of  the business  of the  Company which may  lawfully be  delegated to  it by the
    Board.

FINANCE COMMITTEE                             No meetings held during 1993
  MEMBERS:
    Victor K. Atkins, Chairman
    Donald H. Albrecht
    John F. King
    James S. Marlen
    William I. McKay
  FUNCTIONS of the Finance Committee, all of whose actions are subject to approval by the Board, are: Review financing policies and programs and consider their  effect on  the financial position of the Company; review policies, plans and performance of pension fund investments.
NOMINATING COMMITTEE                          Three Meetings held during 1993
MEMBERS:
    Richard J. Pearson, Chairman
    Donald H. Albrecht
    John F. King
    James S. Marlen
  FUNCTIONS of the Nominating Committee, all of whose actions are subject to approval by the Board,  are: Recommend total  size of Board,  personal qualifications  for membership,  and tenure of directorship;  review qualifications of candidates for directorship; obtain, review,  and recommend  candidates to  fill vacancies.  The
    Committee   will  consider  nominees  recommended  by  stockholders.  whose  com-
    munications can be addressed  to the Nominating Committee,  c/o the Secretary  of
    the Company.

The Board of Directors met a total of 6 times in 1993 and all directors, except Messrs. Toxe and van Vlissingen, attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which they served for the period in which they served.

COMPENSATION OF DIRECTORS

Directors, other than Messrs. Marlen and Tollenaere who do not receive compensation for their services as directors, received an annual retainer of $17,000 plus $1,200 for each Board meeting attended during 1993. Directors were available for consultation at any time by Management and normally received no additional compensation for such consultation. For meetings of committees of the Board of Directors, a fee of $600 per meeting was paid. The fee was paid to each director who attended and actively participated. Any director, whether or not a regular member of a committee, was entitled to attend and participate. Chairmen of committees received an additional $50 fee for committee meetings chaired. Directors may, by special arrangement, receive an additional fee for special assignments involving unusual demands on their time. Such fees are normally determined in advance by mutual agreement with Management as appropriate in the circumstances. No such fees were paid in 1993.

   PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen & Co., as independent public accountants to examine the Company's financial statements for its fiscal year ending November 30, 1994. This firm has served as independent public accountants for the Company for many years. It has no financial interest of any kind in the Company or its subsidiaries. The firm has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A member of the firm of Arthur Andersen & Co. is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of the firm of Arthur Andersen & Co. as independent public accountants of the Company for 1994.

If the appointment is not ratified by a majority of the shares of Common Stock represented at the meeting on this proposal, the adverse vote will be considered as a directive to the Board of Directors to select other independent public accountants for the following year. However, because of the difficulty and expense of making any substitution so long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending November 30, 1994 will be permitted to stand unless the Board finds other good reason for making a change.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Company has been informed that as of the dates indicated the following persons were beneficial owners of more than five percent of the Company's Common Stock.

    NAME AND ADDRESS OF          SHARES OF STOCK
     BENEFICIAL OWNER        BENEFICIALLY OWNED/AS OF    PERCENT
- ---------------------------  ------------------------  -----------
Neuberger & Berman            363,100/Jan. 31, 1994          9.33
11 Broadway
New York, NY
Taro Iketani                  356,396/Dec. 22, 1993          9.15
Funakawara 18, Ichigaya
Shinjuku-ku
Tokyo, Japan
F. H. Fentener van           291,270(1)/Dec. 23, 1993        7.48
Vlissingen
Prinsengracht 963
1017 KL Amsterdam,
The Netherlands
Franklin Resources Inc.        212,600/Feb. 9, 1994          5.46
777 Mariners Island Blvd.
San Mateo, California

(1) Mr. van Vlissingen holds voting power on and has a beneficial interest in all of these shares, 280,600 of which are held by Disfood Holding A.G. and 10,670 by Flint Land & Cattle Ltd.

SECURITY OWNERSHIP OF MANAGEMENT

As of February 1, 1994, the shares of Common Stock held individually by all directors, nominees for director and executive officers named in the Summary Compensation Table (who were executive officers at fiscal-year end) and by directors and officers as a group were:

                               SHARES OF
                                 STOCK          VESTED SHARES    RIGHTS TO ACQUIRE
                              BENEFICIALLY      HELD IN TRUST       BENEFICIAL
NAME                            OWNED(1)      UNDER 401(K) PLAN    OWNERSHIP(2)     PERCENT
- ---------------------------  --------------   -----------------  -----------------  -------
DIRECTORS AND NOMINEES:
  Donald H. Albrecht               0                   0                  0            *
  Victor K. Atkins             6,000                   0                  0            *
  John F. King                   300                   0                  0            *
  William I. McKay               200                   0                  0            *
  Richard J. Pearson             600(3)                0                  0            *
  Robert Toxe                      0                   0                  0            *
  F.H. Fentener van
   Vlissingen                291,270(4)                0                  0           7.57
NAMED EXECUTIVE OFFICERS:
  James S. Marlen             22,000                   0                  0            *
  Lawrence R. Tollenaere     135,537(5)              621             41,000           3.50 (6)
  James F. Slatic                500                 439                  0            *
  Javier Solis                    37                 467              3,500            *
  Robert P. Steinkamp              0                 156              2,375            *
  Gordon G. Robertson              0                 349                500            *
DIRECTORS AND
OFFICERS AS A GROUP
(INCLUDING THOSE ABOVE)      456,549               2,769             52,625          11.80 (7)

(1) Direct ownership except as otherwise noted.
(2) Represents shares subject to options which could be exercised by April 1, 1994 by the named individuals or the group pursuant to the 1982 Stock Option Plan and the 1992 Incentive Stock Compensation Plan.
(3) Shares held in Pearson Family Trust, a living trust.
(4) See Note (1) under Security Ownership of Certain Beneficial Owners.
(5) Includes 600 shares owned by his wife, and 10,450 shares owned jointly with his wife.
(6) If the 41,000 shares subject to exercisable options held by Mr. Tollenaere were included in the total amount of shares outstanding, then the percentage of Common Stock owned by Mr. Tollenaere would be 4.50%.
(7) If the 52,625 shares subject to exercisable options held by directors and officers as a group were included in the total amount of shares outstanding, then the percentage of Common Stock owned by the group would be 12.90%.
*   Percentage owned of less than 1% of total outstanding shares not shown.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities & Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 1993, its officers and directors complied with all Section 16(a) filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses for each of the last three fiscal years ended November 30, 1993, compensation received by Messrs. Marlen and Tollenaere, both of whom served a portion of the fiscal year as the Company's Chief Executive
Officer; the four remaining most highly paid executive officers; and Messrs. Bodhaine and Kay, two executive officers who left the employment of the Company during the year but whose reportable salary and bonus would have placed them in the group of the four highest paid executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                 (E)                          (G)
(A)                                                             OTHER                      NUMBER OF
NAME                                                           ANNUAL          (F)         SECURITIES                       (I)
AND                                                            COMPEN-     RESTRICTED      UNDERLYING        (H)         ALL OTHER
PRINCIPAL                  (B)       (C)           (D)        SATION(2)       STOCK         OPTIONS/         LTIP         COMPEN-
POSITION                   YEAR  SALARY($)(1)  BONUS($)(1)       ($)        AWARDS($)       SARS(#)       PAYOUTS($)   SATION($)(2)
- -------------------------  ----  -----------   -----------   -----------   -----------   --------------   ----------   -------------
James S. Marlen            1993   187,154       150,758       104,435(3)   491,250(4)     15,000             0           600,000(5)
 Chief Executive           1992(6)    --          --            --           --            --               --            --
 Officer and President     1991(6)    --          --            --           --            --               --            --
Lawrence R. Tollenaere     1993   350,000       100,000        10,385         0             0                0             4,497(7)
 Chairman of the Board     1992   350,000         0             --            0             0                0            --
                           1991   345,385         0             --            0            6,000(8)          0            --
James F. Slatic            1993   162,640         0             2,087         0             0                0             4,691(7)
 Group Vice President      1992   153,712         0             --            0            3,000(8)          0            --
                           1991   130,000        40,000         --            0             0                0            --
Javier Solis               1993   142,755        35,245           174         0            2,000             0             3,972(7)
 Senior Vice President     1992   138,346        10,000         --            0             0                0            --
 of Administration,        1991   104,923        10,000         --            0             0                0            --
 Secretary and General
 Counsel
Robert P. Steinkamp        1993   131,280        25,218           174         0             0                0             3,278(7)
 Vice President,           1992   129,961         0             --            0            1,000(8)          0            --
 Manufacturing             1991(6)    --          --            --            0            --               --            --
Gordon G. Robertson        1993   111,083        25,391           288         0            2,000             0             3,085(7)
 Senior Vice President,    1992    93,052         0             --            0             0                0            --
 Technology                1991(6)    --          --            --           --            --               --            --
FORMER EXECUTIVE
OFFICERS:
Kenneth J. Kay(9)          1993   124,292        86,750         0             0            3,000(10)         0           169,043(11)
 Group Vice President      1992   149,404        33,250         --            0            3,000(8)(10)      0            --
                           1991   137,486        10,000         --            0             0                0            --
Larry Bodhaine(9)          1993   143,643         0             0             0            3,000(8)(10)      0             3,909(7)
 Group Vice President      1992    56,077(12)     0             --            0             0                0            --
                           1991     --            --            --            0            --                0            --

(1) Amounts shown include cash and non-cash compensation earned for services performed and received by the Executive Officers as well as amounts earned but deferred at the election of those officers during FY1993.
(2) Under SEC phase-in rules, information for years ending prior to December 15, 1992 is not required to be disclosed in Columns (e) and (i).
(3) Of this amount, $83,840 was paid to a relocation company as an advance toward fees and estimated expenses in connection with the purchase from Mr. Marlen and the sale of his former residence in Ohio.
(4) As of November 30, 1993, Mr. Marlen held a total of 15,000 shares of restricted stock. The value of such shares based upon the closing price on the New York Stock Exchange on the date of grant was $491,250. The value of such shares based upon the closing price on the New York Stock Exchange on November 30, 1993 was $549,375. Of such 15,000 shares, 11,250 will vest on or before July 21, 1996, i.e., three years from the date of grant. Dividends will be paid on the 15,000 shares of restricted stock.

(5)   Refer to Employment Agreement section below.
(6)   These individuals  were not  executive officers  during the  time  periods indicated.
(7)   Company contributions to the Ameron 401(k) Savings Plan.
(8)   Limited Stock Appreciation Rights (LSARs) were granted simultaneously with these  options. They  are exercisable under  limited circumstances outside the control of the  participant and only to  the extent the  corresponding option  is  exercisable.  LSARs terminate  when  the  corresponding option terminates.
(9)   Messrs. Kay and  Bodhaine resigned on  September 1 and  October 29,  1993, respectively.
(10)  The  options  to  purchase  these  shares  terminated  unexercised  on the respective resignation dates of Messrs. Bodhaine & Kay.
(11)  Represents  severance  pay  and   matching  Ameron  401(k)  Savings   Plan
      Contribution.
(12)  Mr. Bodhaine joined Ameron in June of 1992.

EMPLOYMENT AGREEMENT

In connection with Mr. Marlen's employment as President and Chief Executive Officer, the Company entered into a three-year employment agreement with him commencing in June 1993. Under that agreement, Mr. Marlen is entitled to an annual base salary of not less than $400,000 with an opportunity for future merit increases based on annual reviews by the Board of Directors, with participation in the Company's Management Incentive Compensation ("MIC") Plan and other executive compensation and benefit plans. He was guaranteed a minimum bonus award of $100,000 for fiscal year 1993 under the MIC Plan, and is guaranteed a minimum bonus of 40% of base compensation for fiscal year 1994. The agreement also provided for the grant of 15,000 shares of restricted stock with a five-year vesting schedule, and an additional 15,000 shares of the Company's Common Stock in the form of a stock option with a five-year vesting schedule. He was paid a lump sum cash amount of $600,000 to compensate him for stock and bonuses left behind from his previous employment and as an incentive for him to join the Company. He is entitled to the rent-free use of a furnished condominium leased by the Company until he can obtain permanent housing but not to exceed one year, reimbursement of costs incidental to the sale of his former residence in Ohio and his purchase of a new residence in the Southern California area, with tax gross-up so as to result in no tax impact on these benefits. He is entitled to a housing subsidy of $5,000 per month for three years to offset the increased costs of Southern California housing. In October 1993 the Company purchased his former residence in Ohio based on the average of three current market value appraisals. Mr. Marlen is entitled to pension benefits that he left behind at his previous employment. In addition he is entitled to separate pension benefits under the Company's pension plans with vesting of benefits to coincide with commencement of his employment with the Company in June 1993. Refer to Pension Plans section below for additional vesting information with respect to Mr. Marlen.

In the event that Mr. Marlen is terminated without cause, or in the event of nonrenewal of his employment agreement or nonselection as Chairman of the Board as of January 1, 1995, Mr. Marlen would be entitled to a severance benefit equal to his then current base salary plus the highest bonus received during the contract period times a factor of three. In the event of his death or long-term disability while employed, or termination for reasons other than cause, including change of control, all stock awards will become fully vested and he will become entitled to vested pension benefits plus three years of additional service credit. In the event that he is terminated without cause Mr. Marlen will also be entitled to continue health and medical benefits coverage at the same cost he is paying at the time of termination.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          INDIVIDUAL GRANTS
- ---------------------------------------------------------------------
                                     (C)                                  POTENTIAL
                                   PERCENT                                REALIZABLE
                                     OF                                VALUE AT ASSUMED
                                    TOTAL                              ANNUAL RATES OF
                                  OPTIONS/                               STOCK PRICE
                                    SARS                               APPRECIATION FOR
                         (B)       GRANTED      (D)                     OPTION TERM(3)
                       OPTIONS/      TO      EXERCISE                  ----------------
                         SARS     EMPLOYEES   OR BASE        (E)
        (A)           GRANTED TO  IN FISCAL    PRICE    EXPIRATION(2)    (F)      (G)
        NAME             (#)        YEAR     ($/SH)(1)      DATE        5%($)   10%($)
- --------------------  ----------  ---------  ---------  -------------  -------  -------
James S. Marlen          15,000      3.7     32.75          6-14-98    135,723  299,908
Lawrence R.
Tollenaere               -0-         -0-        -0-         -0-          -0-      -0-
Javier Solis              2,000      0.5     32.50          2-23-98     17,958   39,683
James F. Slatic          -0-         -0-        -0-         -0-          -0-      -0-
Robert P. Steinkamp      -0-         -0-        -0-         -0-          -0-      -0-
Gordon G. Robertson       2,000      0.5     32.50          2-23-98     17,958   39,683

(1) Market value of shares on the date of grant.
(2) Options are exercisable commencing 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.
(3) Calculated based upon a 5-year option term, compounded appreciation at 5% and 10% rates.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                           (E)
                                                            (D)          VALUE OF
                                                         NUMBER OF     UNEXERCISED
                          (B)                           UNEXERCISED    IN-THE-MONEY
                       NUMBER OF                       OPTIONS/SARS    OPTIONS/SARS
                       SECURITIES                      AT FY-END(#)    AT FY-END($)
                       UNDERLYING                      -------------  --------------
        (A)           OPTIONS/SARS         (C)         EXERCISABLE/    EXERCISABLE/
        NAME           EXERCISED    VALUE REALIZED($)  UNEXERCISABLE  UNEXERCISABLE
- --------------------  ------------  -----------------  -------------  --------------
James S. Marlen          -0-            -0-                0/15,000 (3)      0/$58,125
Lawrence R.              -0-            -0-                20,000/0       $440,000/0
Tollenaere                                                 15,000/0        $73,125/0
                                                            6,000/0            0/0(1)
Javier Solis             -0-            -0-               2,250/750            0/0(1)
                                                            0/2,000         0/$8,250
James F. Slatic          -0-            -0-             3,750/1,250            0/0(1)
                                                          750/2,250      1,406/4,218
Robert P. Steinkamp      -0-            -0-               1,875/625            0/0(2)
                                                            500/500          938/937
Gordon G. Robertson      -0-            -0-                 0/2,000         0/$8,250

(1) Zero value based upon exercise price of $43.75 and fiscal year end 1993 market price of $36.625.
(2) Zero value based upon exercise price of $37.375 and fiscal year end 1993 market price of $36.625.
(3) Refer to Employment Agreement section on page 8, above.

                                 PENSION PLANS

The following schedule shows the estimated annual benefit payable under the combined Ameron Pension Plan for Salaried Employees and Ameron Supplemental
Executive Retirement Plan for employees at varying pay levels and years of service. The schedule assumes retirement at age 65.

                                    YEARS OF SERVICE
  FINAL AVG. ANNUAL    ------------------------------------------
    COMPENSATION          15         20         25         30
- ---------------------  ---------  ---------  ---------  ---------
    125,000               34,376     45,835     57,294     68,753
    150,000               41,686     55,582     69,477     83,372
    175,000               48,998     65,330     81,663     97,996
    200,000               55,774     74,366     92,958    111,550
    225,000               63,624     84,833    106,041    127,249
    300,000               85,561    114,082    142,602    171,122
    400,000              114,870    153,082    191,352    229,622
    450,000              129,436    172,582    215,722    258,872
    500,000              144,064    192,084    240,105    288,126

(1) Calculated based upon highest consecutive 60 of last 120 months of earnings prior to retirement.

Benefits shown above are computed as straight life annuity amounts. They are not subject to deduction for Social Security or other offset amounts.

For purposes of the Ameron Pension Plan for Salaried Employees, compensation is base monthly salary, exclusive of overtime, severance, bonuses, commissions or amounts deferred under the Executive Deferral Plan. The Internal Revenue Code limits the amount per year on which benefits are based and limits the aggregate amount of the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Supplemental Executive Retirement Plan provides for supplemental payments to be made to certain eligible executives of the Company in amounts sufficient to maintain total benefits upon retirement had there been no such Code limitations and expands annual compensation to include bonuses and deferred compensation.

As of February 1, 1994, credited service under both plans for each of the named individuals in the foregoing Summary Compensation Table are:

                                                    CREDITED YEARS
                                                    OF SERVICE(1)
                                                 PRESENT    AT AGE 65
                                                ----------  ----------
James S. Marlen(2)                                    8/12(2)   12-10/12(2)
Lawrence R. Tollenaere(3)                          32-6/12     32-6/12
James F. Slatic                                   17-11/12    17-11/12
Javier Solis                                       12-4/12      30
Robert P. Steinkamp                                 3-6/12    20-11/12
Gordon G. Robertson                                28-9/12      30

(1) Excluding the exceptions below, the maximum credit is 30 years.
(2) Refer to Employment Agreement section on page 8, above. In order for the Company to provide Mr. Marlen with pension benefits not less than those under the Pension Plan of his former employment, the Company contemplates adding two years of credit for each year of service during the first 9 1/2 years of his employment with the Company. In addition, in the event that Mr. Marlen is terminated for reasons other than for cause and/or a change of control takes place, he will be entitled to his vested pension benefits plus three years of additional credited service. In the event that he obtains new employment within three years of leaving the Company following termination, he will be entitled only to his vested pension benefits (not additional years of service).
(3) In recognition of Mr. Tollenaere's extensive service with the Company, the Supplemental Executive Retirement Plan has been modified, as it pertains to him, to provide that he is credited with 32-6/12 years of service.

THE FOLLOWING REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE AND THE COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

              REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

The Compensation & Stock Option Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

The Committee, all of whose actions are subject to approval by the Board of Directors, is responsible for the proper administration of the Company's various compensation programs, including its salary policies, its Management Incentive Compensation ("MIC") Plan (which comprises its bonus plan for management employees) and its stock compensation plans. On an annual basis the Committee reviews base salary ranges for the Company's various levels of management, approves annual salaries of officers, approves MIC Plan awards, administers the Company's stock option plans and makes grants thereunder, and reviews with the Board in detail all aspects of compensation for all officers of the Company, including the Chief Executive Officer.

The executive compensation policy of the Company, which is endorsed by the Committee, is that the base compensation of all officers should be generally comparable to base salaries being paid to other similarly situated officers of general manufacturing companies with similar sales levels in similar industries and geographical locations, and that bonus compensation be in the form of MIC Plan awards and stock option benefits which are contingent upon the performance of the Company as well as the individual contributions of each officer. Because of the inherent cyclical nature of some of the Company's businesses, and because a significant portion of its businesses are dependent on the timing of projects over which it has no control, the Committee does not believe that the base salary portion of compensation of the Company's officers should be subject to annual fluctuations based solely on such effects.

In determining comparability of officer salaries to those of other similarly situated officers, members of the Committee review the results of compensation surveys provided by various compensation consulting firms of national reputation. The Committee has reviewed the compensation for each of the five highest paid officers for 1993 and has determined that in its opinion, the compensation of all officers is reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

The MIC Plan is based on the following measures: corporate performance, business unit performance and personal performance. The corporate performance measure is based on the Company's return on equity. The Committee believes that this factor is the primary determinant of share price over time. Because of the relatively low volume of trade of the Company's stock and therefore its susceptibility to volatility based on factors extraneous to return on equity, the Committee does not believe that share price per se is necessarily a measure of corporate performance. Business unit performance measures are based primarily on return on assets. Personal performance measures are based on such qualitative factors as performance against objectives and plans, and organizational and management development.

The current annual base salary of $400,000 for Mr. Marlen was set in June 1993 when he became employed by the Company as its President and Chief Executive
Officer. That base salary was established based on the same executive compensation policy described above with respect to other officers of the Company, that is, comparability to base salaries being paid to other similarly situated officers of general manufacturing companies with similar sales revenues, industry and geographical location. That base salary will be reviewed by the Committee in June 1994. As part of Mr. Marlen's negotiated employment agreement, the Company agreed that he would be guaranteed a minimum bonus award of $100,000 for fiscal year 1993 under the MIC Plan, however it was the judgment of the Committee at its most recent meeting that in light of Mr. Marlen's contributions in connection with the Company's recently completed major restructuring program, a bonus award of $150,000 was deemed to be more appropriate. Such bonus award is in line with the average of bonus awards paid to chief executive officers of general manufacturing companies with similar sales levels in similar industries and geographical locations as reported by various compensation consulting firms of national reputation. As part of Mr. Marlen's negotiated employment agreement, upon the commencement of his employment the Company awarded Mr. Marlen a restricted stock grant of 15,000 shares and a non-qualified stock option grant of an additional 15,000 shares under the terms of the Company's 1992 Incentive Stock Compensation Plan, and it paid Mr. Marlen a lump sum cash payment of $600,000 to compensate him for stock and bonuses left behind from his previous employment as well as an incentive for him to join the Company.

                                          R. J. PEARSON, Chairman
                                          V. K. ATKINS
                                          W. I. MCKAY

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following line graph compares the yearly changes in the cumulative total return on the Company's Common Stock against the cumulative total return of the New York Stock Exchange Market Value Index and the Peer Group Composite described below for the period of the Company's five fiscal years commencing 12/1/88 and ended 11/30/93. The comparison assumes $100 invested on 12/1/88. Total return assumes reinvestment of dividends. The performance shown on the graph below is not necessarily indicative of future price performance.

                      AMERON, INC. STOCK PRICE PERFORMANCE

                         12/88      11/89      11/90      11/91      11/92      11/93
Ameron, Inc.           $     100  $   136.6  $   129.5  $   119.1  $   122.7  $   139.6
N.Y.S.E.               $     100      126.3      121.7      146.2      167.8      188.3
Peer Group Index       $     100      115.0       91.1      106.6      144.6      173.5

The Peer Group Composite is based 70% on a Building Materials Companies Component and 30% on a Protective Coatings Companies Component. This percentage split was arrived at based on the historical sales volumes during the past five years of the Company's Protective Coatings Business Segment in comparison to the remainder of the Company's other business segments which are generically in the building materials category.

The Building Materials Companies Component is comprised of the following companies: Advanced Environmental, American Woodmark Corp., Ameron, Inc.,
Armstrong World Industries, Bairnco Corp., Bird Corp., Butler Manufacturing, CalMat Co., Ceradyne Inc., Chemfab Corporation, Consolidated Stainless, Dravo
Corp., Elcor Corp., Facelifters Home Systems, Holopak Technologies Inc., Industrial Acoustics Inc., Industrial Holdings Inc., Insituform Technologies, Instrument Systems Corp., Knape & Vogt Mfg. Co., Manville Corp., Mark Controls Corp., Miller Building Systems Inc., National Gypsum Co., NCI Building Systems Inc., Omega Environmental Inc., OSF Inc., Owens Corning Fiberglass, Raytech Corp., Reclaim Inc., Republic Gypsum Co., Southwall Technologies, Supradur Cos. Inc., Triangle Pacific Corp., U.S. Intec Inc., United Dominion Industries, USG Corp. and Vulcan Materials Co. The Protective Coatings Companies Component is comprised of the following companies: Corimon CA SACA, Grow Group Inc., Guardsman Products Inc., Insilco Corp., Lilly Industries, PPG Industries, Pratt & Lambert Inc., RPM Inc., Sherwin-Williams Co. and Valspar Corp.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company's understanding that Mr. Taro Iketani is one of the principal stockholders of Tokyo Steel Manufacturing Co., Ltd., ("Tokyo"), a Japanese corporation. Tokyo owns 25% of the outstanding stock of Tamco, a California corporation. The Company owns 50% of Tamco. Tamco manufactures steel reinforcing bars. In addition, Tamco leases from the Company, certain land, buildings and improvements used in Tamco's steelmaking operations at a monthly lease rate of $30,000 payable in arrears. The lease is a net lease expiring in February, 2002 with a renewal option available to Tamco. In addition, at the end of the renewal term, Tamco has the option to purchase the property at the then current market value. During 1993, the Company had sales to Tamco in transactions totalling $496,104 and purchases from Tamco in transactions totalling $31,314. The Company believes that the terms of such transactions were as favorable as could have been negotiated with unaffiliated parties.

                                 MISCELLANEOUS

COST OF SOLICITING PROXIES

The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, Stockholders are urged to return their proxies without delay.

                             STOCKHOLDER PROPOSALS

Proposals of Stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 1994 meeting must be addressed to the Company,
Attention: Corporate Secretary, at the Company's principal office, and must be received there no later than October 21, 1994.

The Company's Bylaws provide that for business to be brought before an annual meeting by a Stockholder, written notice must be received by the Secretary not less than 60 or more than 120 days prior to the meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within ten days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary.

                                 OTHER MATTERS

So far as management knows, there are no matters to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented to the Meeting, the persons named in the proxies will act according to their best judgment on behalf of the Stockholders they represent.

                                              By Order of the Board of Directors

                                                         Javier Solis, Secretary
February 22, 1994
Pasadena, California

[LOGO]                            AMERON, INC.
                                                                           PROXY
            245 SOUTH LOS ROBLES AVENUE, PASADENA, CALIFORNIA 91101
                                                                            1994
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints James S. Marlen, Javier Solis and Gary Wagner, and each of them, with power of substitution in each, proxies to vote all the shares of Ameron, Inc. ("Ameron") Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held March 28, 1994, and at any adjournment thereof, upon the following matters as specified and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

1. ELECTION OF      FOR all nominees listed below                    WITHHOLD AUTHORITY to vote for
   DIRECTORS        (EXCEPT AS MARKED TO THE CONTRARY BELOW) / /     all nominees listed below / /

      John F. King, James S. Marlen, William I. McKay, Richard J. Pearson

(INSTRUCTION:To withhold authority to vote for any nominee(s), print the name(s)
             of such nominee(s) on the line below.)
_______________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF Arthur Andersen & Co., independent public accountants to audit the financial statements of Ameron for fiscal year 1994.

                   FOR / /      AGAINST / /      ABSTAIN / /

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                   PLEASE SIGN EXACTLY AS NAME APPEARS BELOW
                                                  DATED____________________ 1994
                                                  ______________________________
                                                  Signature
                                                  ______________________________
                                                  (Signature if held jointly)

                                                  (Executors, administrators,
                                                  and  trustees  should indicate
                                                  such capacity when signing. If
                                                  shares are held jointly,  each
                                                  holder should sign.)

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.